Exhibit 10.1

December 31, 2018

Old Ironsides Energy

10 St. James Avenue, 19th Floor

Boston, Massachussetts 02116

Attention: Scott Carson

Re:	Membership Interest Purchase Agreement dated as of May 4, 2018 by and among Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company, and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (together, the “Sellers”); and Carbon Natural Gas Company (n/k/a Carbon Energy Corporation), a Delaware corporation (the “Purchaser”), as amended by (i) that certain letter agreement dated July 20, 2018, (ii) that certain letter agreement dated October 15, 2018, (iii) that certain letter agreement dated November 6, 2018, and (iv) that certain letter agreement dated November 30, 2018, by and among the Sellers and the Purchaser (collectively, “Purchase Agreement”)

Gentlemen:

In accordance with Section 9.3 of the Purchase Agreement, when executed by you below, this letter shall confirm the agreement between Sellers and Purchaser and amend the Purchase Agreement in the following respects:

(1) All references in the Purchase Agreement to “Carbon Natural Gas Company” shall be amended to reflect the change of Purchaser’s corporate name to “Carbon Energy Corporation.”

(2) Section 1.2 is hereby amended by deleting it in its entirety and replacing it with the following:

“Purchase Price. The price to be paid for the Subject Class A Units shall be Fifty-Six Million Eight Hundred Five Thousand Eight Hundred Fifty-Four Dollars ($56,805,854.00) (the “Base Purchase Price,” and as adjusted in accordance with Section 1.3 hereof, the “Purchase Price”). The Purchase Price shall be paid at Closing, allocated and payable to each Seller in the respective percentages set forth on Exhibit A opposite such Seller’s name, as follows: (i) an amount equal to Thirty-Three Million Dollars ($33,000,000.00) (the “Cash Payment”) and (ii) any amount by which the Final Price exceeds the Cash Payment by delivery of Purchaser’s promissory notes substantially in the form attached hereto as Exhibit G (each, a “Purchase Note” and together, the “Purchase Notes”).”

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720 407 7030 Facsimile 720 407 7031
2480 Fortune Drive, Suite 300, Lexington, Kentucky 40509	Telephone 859 299 0771 Facsimile 859 299 0772
270 Quail Court, Suite B, Santa Paula, California 93060	Telephone 805 933 1901 Facsimile 805 933 9901
US 5974759

(3) Section 1.3(e) is hereby amended by deleting it in its entirety and replacing it with the following:

“Final Settlement Statement. On or before ninety (90) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Purchaser and delivered to Sellers, setting forth Purchaser’s good faith calculation of the Purchase Price and reflecting each adjustment made in accordance with this Agreement and the resulting final Purchase Price (the “Final Price”). As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Sellers shall return to Purchaser a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Purchaser’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Sellers fail to timely deliver a Dispute Notice to Purchaser containing changes Sellers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchaser will be deemed to be correct and will be final and binding on the parties hereto and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by Sellers and Purchaser, the Final Settlement Statement and the Final Price, shall be final and binding on the parties hereto and not subject to further audit or arbitration. Any difference in the Purchase Price paid at Closing, in cash or represented by the Purchase Notes, pursuant to the Preliminary Settlement Statement, and the Final Price, shall adjust the principal of each of the Purchase Notes, pro rata in accordance with the percentages set forth in Exhibit A opposite each Seller’s name, on the day of the final determination of such owed amounts in accordance herewith by the amount of such difference in favor of the owed party.”

(4) Section 2.1 is hereby amended by deleting it in its entirety and replacing it with the following:

“Closing. The closing of the sale and purchase of the Subject Class A Units (the “Closing”) shall take place on December 28, 2018, subject to the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Sections 5.1 and 5.2 (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions) or at such other place, time and date as may be agreed by Seller and Purchaser (such date upon which the Closing occurs, the “Closing Date”), and the benefits of the transaction, including, but not limited to the entitlement to the revenue, deductions, expenses and other financial and/or Tax matters, shall be effective as of 12:01 a.m. on that date. The Closing shall take place at the offices of the Purchaser, at 1700 Broadway, Suite 1170, Denver, Colorado 80290, at such time as the parties may agree, or via email exchange of documents. The date of the Closing is sometimes herein referred to as the “Closing,” provided, however, that all references to the “Closing” as a point in time from which, or to which, a period of time is to be measured shall be deemed references to the Closing Date, unless otherwise set forth herein. At Closing, (x) Sellers’ shall execute, acknowledge and deliver to Purchaser the items described in Sections 5.1(c) and 5.1(g) and (y) Purchaser shall execute, acknowledge and deliver to Sellers the items described in Sections 5.2(c) and 5.2(e).”

(5) Section 3.2(c) is hereby amended by deleting it in its entirety and replacing it with the following:

“Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and the Purchase Notes by the Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under (i) any existing regulation of any Governmental Body to which the Purchaser, or to Purchaser’s Knowledge, the Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Body that is applicable to Purchaser or, to such Purchaser’s Knowledge, the Company, (iii) to Purchaser’s Knowledge, the organizational documents of the Company or any securities issued by the Company, or (iv) the organizational documents of the Purchaser or any securities issued by the Purchaser, or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding (excluding, for the avoidance of doubt, that certain Credit Agreement among Purchaser, the Lenders from time to time party thereto and LegacyTexas Bank dated October 3, 2016, as amended, and all documents contemplated thereunder (the “CRBO Credit Agreement”)), oral or written, to which Purchaser or, to Purchaser’s Knowledge, the Company is a party, by which Purchaser or the Company may have rights or by which any of the Company’s assets or its Subsidiaries may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company or any Subsidiary thereunder, in each case (i) through (v), other than (A) in the case of consents, those that have already been obtained or that are to be obtained prior to Closing and (B) such as could not reasonably be likely to have a material adverse effect. No authorization or approval of, and no filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, except as otherwise set forth herein.”

(6) Section 4.2(h) is hereby amended by deleting it in its entirety and replacing it with the following:

“Financing. Purchaser shall take, or cause to be taken, all commercially reasonable actions authorized by its board of directors and to do, or cause to be done, all things necessary, proper or advisable to obtain financing in an amount sufficient to consummate the transactions contemplated hereunder (“Financing”) and under the Purchase Notes. If the Financing is consummated, Purchaser shall use the net proceeds of such Financing or other funds available to it to pay the Cash Payment at the Closing.”

(7) Section 5.1(e) is hereby deleted in its entirety and replaced with the following word: “[Reserved].”

(8) Section 5.2(e) is hereby amended by deleting it in its entirety and replacing it with the following:

“Purchaser’s Deliveries. The Purchaser shall have delivered to the Sellers at or prior to Closing the following, all of which shall be in a form reasonably satisfactory to the Sellers and their counsel:

(i) the Cash Payment, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds;

(ii) the Purchase Notes;

(iii) the Assignment;

(iv) the Purchaser’s Release described in Section 5.2(f) below, executed by the Purchaser;

(v) the CA Consents Evidence described in Section 5.2(g) below.”

(9) In Section 9.1(a)(iv), the first phrase, which currently reads:

“by the Purchaser upon written notice to Sellers given at any time on or after December 31, 2018 (the “Purchaser’s Outside Date”);”

is hereby amended to read as follows:

“by the Purchaser upon written notice to Sellers given at any time on or after January 15, 2019 (the “Purchaser’s Outside Date”);”

(10) In Section 9.1(a)(v), the first phrase, which currently reads:

“by Sellers upon written notice to Purchaser given at any time on or after December 31, 2018 (the “Sellers’ Outside Date”);”

is hereby amended to read as follows:

“by Sellers upon written notice to Purchaser given at any time on or after January 15, 2019 (the “Sellers’ Outside Date”);”

(11) The Purchase Agreement is further amended by adding the form of Purchase Note attached hereto as Exhibit G to the Purchase Agreement.

Otherwise the Purchase Agreement shall remain in full force and effect, in accordance with its existing terms and provisions.

This agreement amending the Purchase Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all parties execute the same counterpart. If counterparts of this agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one agreement, but each counterpart shall be considered an original. This agreement may be executed and delivered by exchange by email of PDF copies showing the signatures of the parties, and those PDF copies showing the signatures of the parties will constitute originally signed copies of the same agreement requiring no further execution.

[Signatures Page Follows]

AGREED AND ACCEPTED as of the date first written above.

SELLERS:

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:
Scott E. Carson
Managing Partner

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:
Scott E. Carson
Managing Partner

Signature Page to Amendment

PURCHASER:

CARBON ENERGY CORPORATION
(f/k/a Carbon Natural Gas Company

By:
Patrick R. McDonald,
Chief Executive Officer

Signature Page to Amendment